Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exponent, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 33-38479, 33-46054, 33-72510, 33-79368, 333-31830, 333-67806, 333-99243, 333-106105, 333-117108, 333-128141, 333-138618, 333-151238) on Form S-8 of Exponent, Inc. of our report dated February 24, 2012, with respect to the consolidated balance sheets of Exponent, Inc. as of December 30, 2011 and December 31, 2010, and related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2011, and related financial statement schedule and the effectiveness of internal control over financial reporting as of December 30, 2011, which report appears in the December 30, 2011 annual report on Form 10-K of Exponent, Inc.

KPMG LLP

San Francisco, California

February 24, 2012